EXHIBIT 99.1

For Immediate Release July 3, 2006

CONTACT: Doral Financial Corporation

Investor Relations	Media Contact
Richard F. Bonini (212) 329-3733	Lucienne Gigante (212) 329-3733
DORAL FINANCIAL RESTRUCTURES MORTGAGE LOAN SALE TRANSACTIONS WITH WESTERNBANK PUERTO RICO
San Juan, Puerto Rico — July 3, 2006 — Doral Financial Corporation (NYSE: DRL), a diversified financial services holding company, today reported that it entered into an agreement with Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., to restructure all outstanding mortgage loan sale transactions between the parties. As of May 31, 2006, the unpaid principal balance of all mortgage loans previously sold by Doral Financial to Westernbank was approximately $954 million. Doral Financial clarified that this transaction provided several benefits to Doral Financial and did not involve a reconsideration of the prior accounting treatment of the prior mortgage loan transfers to Westernbank. In particular, the transaction will significantly reduce Doral Financial’s exposure to rising interest rates and recourse obligations. This transaction will further deleverage DoraI Financial’s balance sheet and improve its capital ratios. In addition, Doral Financial will receive servicing fees on certain mortgage loans as to which Doral was not currently entitled to servicing fees because of rising interest rates.
Pursuant to the agreement, the parties agreed as follows:
•	Doral Financial agreed to transfer to Westernbank its retained interest, or IO, on the mortgage loans, which was equal to the excess of the weighted average interest rate on the mortgage loans over the floating pass-through rate payable to Westernbank. As a result, Doral Financial will no longer pay Westernbank a floating pass-through rate, which as of the date of the agreement, exceeded the weighted average coupon with respect to certain mortgage loan pools.

•	Doral Financial and Westernbank entered into a master servicing agreement pursuant to which Doral Financial will continue servicing the mortgage loans in exchange for an annual servicing fee of 25 basis points of the unpaid principal balance of the mortgage loans.

•	Doral agreed to repurchase from Westernbank at par any mortgage loans that are 90 or more days delinquent as of May 31, 2006.

•	Westernbank agreed to discharge and terminate in full Doral’s recourse obligations under the original mortgage sale agreements (except for obligations with respect to certain representations and warranties made in the original mortgage sale agreements, which will survive for a six month period following the closing of the restructuring agreement).
Under the original sale agreements with Westernbank, Doral Financial was required to pay Westernbank a floating pass-through rate tied to LIBOR. Doral Financial also had certain limited recourse obligations with respect to delinquent mortgage loans (generally the obligation to repurchase up to 15% of the principal amount of the mortgage loans sold) and retained a call option to repurchase the mortgage loans at par if the floating pass-through rate equaled or exceeded the weighted-average interest rate on the underlying mortgages. The sale treatment for these transactions was not reversed by the Company as part of its restatement of its financial statements for the five year period ended December 31, 2004. However, during the second quarter of 2006, as a result of the continued rise in short term interest rates, the floating pass-through rate payable under some of the original sale agreements exceeded the weighted-average interest rate on the underlying mortgages, causing the call right to become exercisable with respect to some mortgage loans. Under accounting rules, because the call right became exercisable at the option of Doral Financial, approximately $360 million of such mortgage loans were brought back on Doral Financial’s balance sheet during the second quarter of 2006. On an aggregate basis, this transaction, which closed on June 30, 2006, required Doral Financial to make a net payment of $42.8 million to Westernbank, which includes the purchase price of the delinquent loans repurchased by Doral. The transaction will not have a material impact on Doral Financial’s results of operations.
Doral Financial Corporation is the parent company of Doral Bank, a Puerto Rico commercial bank; Doral Securities, a Puerto Rico based investment banking and brokerage firm; Doral Insurance Agency, Inc.; and Doral Bank, FSB, a federal savings bank based in New York City.
FORWARD-LOOKING STATEMENTS
This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the Company’s ability to attract new clients and retain existing clients;

•	the Company’s ability to retain and attract key employees;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting;

•	potential adverse effects to the Company’s financial condition, results of operations or prospects as a result of any required adjustments to prior period financial statements;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	the Company’s ability to satisfy certain reporting covenants under its indentures;

•	potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments;

•	potential adverse developments in connection with the ongoing in SEC investigation or the request for information from the U.S. Attorney’s Office for the Southern District of New York;

•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	potential downgrades in the credit ratings of our securities; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.